Exhibit 99.1
PRESS RELEASE

Community Bancorp. Completes $12.5 Million Trust Preferred Securities Issuance

November 1, 2007	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, announced today that the Company completed a $12.5 million trust preferred securities financing on October 31, 2007.  The trust preferred securities were issued by a newly established subsidiary of the Company, CMTV Statutory Trust I, a Delaware statutory business trust, to a pooling vehicle sponsored by FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.  The trust preferred securities, which are expected to qualify as Tier I capital for regulatory purposes up to applicable regulatory limitations, will bear a fixed rate of interest of 7.56% for the first five years, followed by a floating rate equal to three-month LIBOR plus 2.85%.  The securities are redeemable at par by the Company in whole or in part after five years, or earlier under certain circumstances.  The Company intends to use the net proceeds from the trust preferred securities financing to provide a portion of the funding for its pending acquisition of LyndonBank, Lyndonville, Vermont.

Richard C. White, Chairman and Chief Executive Officer of Community Bancorp., stated, “The trust preferred securities we issued today provide an excellent source of capital for our growing company.  We believe the favorable treatment of the trust preferred securities as regulatory capital further enhances the strength of our Company.”

About Community:  Community Bancorp. is a registered bank holding company and the parent company of Community National Bank, an independent bank that has been serving its Vermont communities since 1851. Community National has offices in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre, Vermont. In August, 2007 it announced plans to merge with LyndonBank. The combined institution will serve customers through a network of full service branches in northern and central Vermont, with LyndonBank branches becoming branches of Community National, other than LyndonBank’s Vergennes, Vermont branch, which will be sold to the National Bank of Middlebury.

Forward-Looking Statements: This press release contains forward-looking statements.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.